Exhibit 10.2
Amendment Text to the HEICO Savings and Investment Plan, as amended and restated (the “Plan”), approved by the HEICO Savings and Investment Plan Trust Fund Administrative Committee of HEICO Corporation, dated March 31, 2025
In connection with the identification of a scrivener's error, the text in Section 7.3 of the Plan was replaced with the following:
7.3    Forfeiture of Nonvested Interest
Upon a Participant’s Severance from Employment, the nonvested portion of his or her Equity Builder Account and Matching Contributions Account shall be forfeited at the earlier of the date he or she receives a distribution of the vested portion of his or her Account or the date he or she incurs five consecutive Breaks in Service. The Committee shall apply all forfeitures by first restoring the amount of previous forfeitures in accordance with Section 7.4, and then by either paying Plan expenses and/or reducing the amount of Employer contributions required under the Plan in accordance with Section 4.2 for the then current Plan Year. Notwithstanding the foregoing, if the vested portion of a Participant’s Account is $0.00 at the time of his or her Severance from Employment, the Participant shall be deemed to have received a distribution of his or her vested Account at his or her Severance from Employment.